Exhibit 10.2

THIRD AMENDED AND RESTATED

MASTER COVENANT AGREEMENT

THIS THIRD AMENDED AND RESTATED MASTER COVENANT AGREEMENT (this “Agreement”), dated as of May 13, 2025, is made by and between GPM INVESTMENTS, LLC, a Delaware limited liability company (“GPM”) and M&T BANK, a New York banking corporation (“M&T”).

RECITALS:

A.
M&T has agreed to extend certain credit facilities (collectively, the “M&T Credit Facilities”) to GPM and certain of its Affiliates (as hereinafter defined, and collectively, the “M&T Borrowers”). In exchange for the issuance of the M&T Credit Facilities, the M&T Borrowers have granted or will grant a security interest in the M&T Priority Collateral, as more particularly described in those certain security instruments executed or to be executed by the M&T Borrowers in connection with the M&T Credit Facilities. For the avoidance of doubt, for purposes of this Agreement the term “M&T Borrowers” shall explicitly exclude Broyles Hospitality.

B.
Pursuant to that certain Third Amended, Restated and Consolidated Revolving Credit and Security Agreement dated as of February 28, 2020 between PNC Bank, National Association (together with its successors and assigns, “PNC”), GPM and certain Affiliates of GPM (as may be amended, modified, restated or supplemented from time to time, the “PNC Credit Agreement”), PNC issued certain credit facilities to the Borrowers (as hereinafter defined) upon the terms and conditions contained therein.

C.
M&T requires GPM to comply with certain covenants during the term of the M&T Credit Facilities, as more particularly set forth herein.

AGREEMENT:

For and in consideration of the premises, the mutual covenants and agreements contained herein, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS

As used in this Agreement, the terms listed below shall have the following meanings unless otherwise required by the context:

“2021 Note Purchase Agreement” shall mean the Purchase Agreement dated on or about October 14, 2021 by and among ARKO Corp., the Borrowers party thereto as guarantors, and the 2021 Notes Trustee.

“2021 Note Purchase Closing Date” shall mean the “Closing Date” as defined in the 2021 Note Purchase Agreement.

“2021 Note Purchase Documents” shall mean, collectively, the 2021 Note Purchase Agreement, the 2021 Notes, the 2021 Notes Indenture, and any and all of the other documents, agreements, and instruments evidencing the 2021 Note Purchase Obligations or otherwise executed in connection therewith, in each case, as amended, restated, amended and restated or otherwise modified from time to time in accordance with the terms hereof.

“2021 Note Purchase Obligations” shall mean the Indebtedness owing by ARKO Corp. and the applicable Borrowers, as guarantors, to the 2021 Note Purchasers, pursuant to the 2021 Note Purchase Documents.

“2021 Note Purchasers” shall mean, collectively, the holders of the 2021 Notes.

“2021 Notes” shall mean those certain unsecured notes dated on or about the 2021 Note Purchase Closing Date issued by ARKO Corp. in the original principal amount of $450,000,000.

“2021 Notes Indenture” shall mean that certain Indenture dated on or about the 2021 Note Purchase Closing Date, between ARKO Corp., the Borrowers party thereto as guarantors and U.S. Bank National Association, as trustee (the “2021 Notes Trustee”), as amended, modified, supplemented, renewed, restated or replaced from time to time in accordance with the terms hereof.

“2021 Notes Trustee” has the meaning set forth in the definition of “2021 Notes Indenture”.

“Advances” shall mean and include the Revolving Advances, Letters of Credit and the Swing Loans.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, manager, member, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a person shall mean the power, direct or indirect, (x) to vote five percent (5%) or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interest, contract or otherwise.

“Agent” shall have the meaning set forth in the preamble to the PNC Credit Agreement and shall include its successors and assigns.

“Aggregate Cap” shall mean (x) with respect to any four fiscal quarter period through and including the four fiscal quarter period ended after the consummation of the Empire Acquisition, 20% and (y) thereafter, 15%, in each case, of Consolidated EBITDA for the relevant Test Period (calculated prior to giving effect to any add-backs subject to the Aggregate Cap).

“Applicable Law” shall mean all Laws applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators

“Arko” shall mean Arko Convenience Stores, LLC, a Delaware limited liability company, and its successors and assigns.

“ARKO Corp.” means ARKO Corp., a Delaware corporation.

“Arko Holdings” shall mean ARKO Holdings, Ltd., an Israeli company, and its successors and assigns.

“ARKO Real Estate Facility” shall mean Indebtedness incurred in connection with and evidenced by a Secured Promissory Note and mortgages, security documents, guarantees, and ancillary documents associated therewith, by and among GPM, GPM Southeast, LLC, GPM2, LLC, GPM3, LLC, GPM Midwest 18, LLC, Admiral Real Estate I, LLC, Admiral Petroleum II, LLC, GPM RE, LLC and Mountain Empire Oil Company, as co-borrowers, and ARKO Holdings or an affiliate/subsidiary, successor and/or designee thereof, as lender, in an aggregate principal amount not to exceed $25,000,000 in the aggregate at any time outstanding and with terms (including intercreditor terms as between Agent and ARKO Holdings or an affiliate/subsidiary, successor and/or designee thereof) that are otherwise reasonably acceptable to Agent and any replacement or substitutions in whole or in part thereof.

“Attributable Indebtedness” shall mean, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, excluding Capitalized Leases relating to real estate.

“Average Undrawn Availability” shall mean an amount equal to (i) the sum of Borrowers’ Undrawn Availability for the prior thirty (30) days, divided by (ii) thirty (30).

“Borrower” or “Borrowers” shall mean GPM, GPM1, LLC, a Delaware limited liability company, GPM2, LLC, a Delaware limited liability company, GPM3, LLC, a Delaware limited liability company, GPM4, LLC, a Delaware limited liability company, GPM5, LLC, a Delaware limited liability company, GPM6, LLC, a Delaware limited liability company, GPM8, LLC, a Delaware limited liability company, GPM9, LLC, a Delaware limited liability company, GPM Southeast, LLC, a Delaware limited liability company, E CIG Licensing, LLC, a Delaware limited liability company (“E CIG”), GPM Midwest, LLC, a Delaware limited liability company, GPM Midwest 18, LLC, a Delaware limited liability company, GPM Apple, LLC, a Delaware limited liability company, Florida Convenience Stores, LLC, a Delaware limited liability company GPM WOC Holdco, LLC, a Delaware limited liability company, WOC Southeast Holding Corp., a Delaware corporation, Village Pantries Merger Sub, LLC, a Delaware limited liability company, Village Pantry Specialty Holding, LLC, a Delaware limited liability company, Marsh Village Pantries, LLC, an Indiana limited liability company, Village Pantry, LLC, an Indiana limited liability company, Mundy Realty, LLC, an Indiana limited liability company, ViVa Pantry & Petro Operations, LLC, a Delaware limited liability company, Village Variety Store Operations, LLC, a Delaware limited liability company, Next Door Group, LLC, a Delaware limited liability company, Pantry Property, LLC, an Indiana limited liability company, Next Door RE Property, LLC, a Delaware limited liability company, Next Door Operations, LLC, a Delaware limited liability company, Colonial Pantry Holdings, LLC, a Delaware limited liability company, Admiral Petroleum Company, a Michigan corporation, Admiral Petroleum II, LLC, a Delaware limited liability company, Admiral Real Estate I, LLC, a Delaware limited liability company, Mountain Empire Oil Company, a Tennessee corporation, GPM Empire, LLC, a Delaware limited liability company, GPM RE, LLC, a Delaware limited liability company, GPM Gas Mart Realty Co, LLC, a Delaware limited liability company, and each Person joined to the PNC Credit Agreement as a borrower from time to time, and shall extend to all permitted successors and assigns of such Persons.

“Borrowers on a Consolidated Basis” shall mean the consolidation in accordance with GAAP of the accounts or other items of the Borrowers and their respective Subsidiaries.

“Broyles Hospitality” shall mean Broyles Hospitality, LLC, a Tennessee limited liability company.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by Law to be closed for business in East Brunswick, New Jersey and, if the applicable Business Day relates to any LIBOR Rate Loans (as defined in the PNC Credit Agreement), such day must also be a day on which dealings are carried on in the London interbank market.

“Capital Expenditures” shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including assets acquired through capital leases, which, in accordance with GAAP, would be classified on the balance sheet as property, plant and equipment.

“Capitalized Lease Obligation” shall mean, as applied to any Person, all obligations under Capitalized Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP, prior to the implementation of ASC 842 on January 1, 2019.

“Capitalized Leases” shall mean, as applied to any Person, all leases of property that have been or should be, in accordance with GAAP, recorded as finance leases on the balance sheet of such Person or any of its Subsidiaries, on a consolidated basis; provided, that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP; provided, further, that for purposes of representations, covenants, definitions (including any term defined under GAAP) and calculations made pursuant to the terms of this Agreement or with respect to any other provisions herein, GAAP will be deemed to treat operating leases and finance leases in a manner consistent with their treatment under GAAP prior to the implementation of ASC 842 on January 1, 2019, notwithstanding any modifications or interpretive changes thereto that occurred or may occur after such date and provided, further, that all financial statements required to be delivered hereunder shall be proposed in accordance with GAAP as in effect from time to time.

“Cash Equivalents” shall have the meaning set forth in Section 1.2 of the PNC Credit Agreement.

“Cash Management Liabilities” shall mean the indebtedness, obligations and liabilities of any Borrower to the provider of any Cash Management Products and Services (including all obligations and liabilities owing to such provider in respect of any returned items deposited with such provider). For purposes of this Agreement and all of the Other Documents, all Cash Management Liabilities of any Borrower owing to any of Agent, any Lender or any Affiliate of Agent or any Lender shall be “Obligations” hereunder and under the Other Documents, and the Liens securing such Cash Management Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 of the PNC Credit Agreement.

“Cash Management Products and Services” has the meaning set forth in the Section 1.2 of the PNC Credit Agreement.

“Change of Ownership” shall mean: (a) if during any twelve (12) consecutive month period, a majority of the managers of GPM cease to be composed of individuals (i) who were managers on the first day of such period, (ii) whose election or nomination as managers of GPM was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of the managers, or (iii) whose election or nomination as managers by the member(s) of GPM was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of the managers, (b) any Person, entity or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, but excluding any Permitted Holder) shall have acquired beneficial ownership or control of more than 50% of the outstanding voting or economic Equity Interests of ARKO Corp., (c) ARKO Corp. shall cease to beneficially own and Control, of record and beneficially, directly or indirectly, at least 50.1% of the outstanding voting or economic Equity Interests of GPM, (d) 100% of the Equity Interests of the Borrowers other than GPM are no longer owned or controlled, directly or indirectly, by GPM, (d) 100% of the Equity Interests of Arko 21 are no longer owned or controlled by ARKO Corp., and (e) any merger, consolidation or sale of substantially all of the property or assets of any Borrower except with or into another Borrower and except as otherwise permitted herein.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral, any Borrower or any of its Affiliates.

“Closing Date” shall mean February 28, 2020.

“Collateral” shall have the meaning given to such term in Section 1.2 of the PNC Credit Agreement.

“Compliance Certificate” shall mean a compliance certificate substantially in the form attached to the PNC Credit Agreement as Exhibit 1.2(a) to be signed by any Authorized Officer (as defined in the PNC Credit Agreement) of GPM, which shall state that, based on an examination sufficient to permit such officer to make an informed statement, (a) to best of such officer’s knowledge, no Default or Event of Default exists, or if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrowers with respect to such default and, such certificate shall have appended thereto calculations which set forth Borrowers’ compliance with the requirements or restrictions imposed by Sections 6.5, 7.2, 7.4, 7.7, 7.8 and 7.10 of the PNC Credit Agreement; and (b) that to the best of such officer’s knowledge, each Borrower is in compliance in all material respects with all federal, state and local Environmental Laws (as defined in the PNC Credit Agreement), or if such is not the case, specifying all areas of non-compliance and the proposed action such Borrower will implement in order to achieve full compliance.

“Consolidated EBITDA” shall mean net income of Borrowers on a Consolidated Basis (without duplication), plus (in each case, solely to the extent deducted in arriving at net income):

(a)
Consolidated Interest Expense for such period;

(b)
federal, state and local income tax expense (including Tax Distributions), taxes on profit or capital (including without limitation, state franchise and similar taxes), and foreign franchise tax, withholding tax and like income tax paid or accrued by the Borrowers and their Subsidiaries for such period;

(c)
depreciation and amortization expenses for such period;

(d)
fees, expenses and other charges related to the Empire Acquisition in an aggregate principal amount not to exceed $10,000,000;

(e)
fees, expenses and other charges related to Permitted Acquisitions (other than the Empire Acquisition), investments or Dispositions to the extent permitted under the Other Documents (including those undertaken but not completed and those for which a purchase agreement was not signed), provided that the amounts set forth in this clause (v) shall not exceed the greater of (x) $10,000,000 or (y) 5% of the purchase price for all Permitted Acquisitions, in each case, in the aggregate for the applicable Test Period; provided, further, (A) that the amounts set forth in this clause (v) in respect of such Permitted Acquisitions, investments or Dispositions for which a purchase agreement has not been signed shall not exceed $2,000,000 in the aggregate for the applicable Test Period and (B) the dollar caps in this clause (v) shall not include purchases that occurred prior to the Closing Date;

(f)
any losses, charges or expenses that are extraordinary, unusual or non-recurring (including losses on sale of assets or businesses outside the ordinary course of business and relating to or arising in connection with claims or litigation (including legal fees, settlements, judgments and awards)), provided that such amounts, taken together with all other add-backs that are subject to the Aggregate Cap, do not exceed the Aggregate Cap;

(g)
any non-cash expenses, losses, charges or impairments, amortization charges or asset write offs and write downs (but excluding any write offs or write downs of inventory), including any non-cash compensation charges, non-cash rent expenses and expenses or relating to the incurrence of obligations in respect of an “earn-out” or similar contingent obligations (but only for so long as such expense, loss or charge remains a non-cash contingent obligation); provided that if any such non-cash expenses, losses, charges or impairments represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period;

(h)
non-recurring cash expenses for restructuring charges or expenses, integration expenses, accruals, reserves and business optimization expenses (including store opening and closing costs); provided that such amounts, taken together with all other add-backs that are subject to the Aggregate Cap, do not exceed the Aggregate Cap;

(i)
net unrealized losses on Interest Rate Hedges and fuel hedges permitted under Section 7.26 of the PNC Credit Agreement; and

(j)
(A) net cost savings and operating expense reductions actually implemented by the Borrowers or any Subsidiary of a Borrower or related to the Transactions or a Permitted Acquisition, which are expected to be realized in the good faith judgment of the Borrowers within 18 months from the end of the applicable Test Period, or from the consummation of the Permitted Acquisition, as applicable, and (B) synergies projected to be realized as a result of actions taken which are expected to be realized in the good faith judgment of the Borrowers within 18 months from the end of the applicable Test Period, or from the consummation of the Permitted Acquisition, as applicable, so long as (A) and (B) are reasonably identifiable and factually supportable as certified by a responsible officer of the Borrowers; provided that such amounts, taken together with all other add-backs that are subject to the Aggregate Cap, do not exceed the Aggregate Cap; minus (in each case, solely to the extent included in arriving at net income):

(k)
unusual, extraordinary or non-recurring gains;

(l)
all non-cash items increasing net income of Borrowers on a Consolidated Basis in such period except for non-cash items that amortize for cash or equipment in a prior period; and

(m)
net unrealized gains on Interest Rate Hedges and fuel hedges permitted under Section 7.26 of the PNC Credit Agreement.

Notwithstanding the foregoing or anything herein to the contrary, (x) for the purpose of calculating Consolidated EBITDA for any Test Period, if during such Test Period Borrowers or any Subsidiary shall have made a Permitted Acquisition, Consolidated EBITDA for such Test Period shall be calculated after giving effect on a pro forma basis to the earnings before interest, taxes, depreciation and amortization of any acquired entity, including, in each case during such period, as if such Permitted Acquisition had occurred on the first day of such period, (y) for purposes of calculating Consolidated EBITDA with respect to any Subsidiary other than the MLP that is not a wholly-owned Subsidiary, such calculation shall exclude the pro rata portion of gains and losses that are (i) attributable to minority interests in such Subsidiary or (ii) not available for distribution to or for the account of a Borrower or its Subsidiary that is a wholly-owned Subsidiary, and (z) solely for purposes of calculating the portion of Consolidated EBITDA with respect to the MLP, the MLP shall be treated as if it is a wholly-owned Subsidiary so long as the MLP is a Subsidiary of GPM.

“Consolidated Interest Expense” shall mean, for any specified period, for Borrowers on a Consolidated Basis, the sum of: (a) all interest, premium payments, debt discount, fees, charges and related expenses (including exchange rate differences) in respect of Indebtedness for borrowed money (including, without limitation, the interest component of any payments in respect of Capitalized Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period), in each case, to the extent treated as interest in accordance with GAAP, plus (b) commissions, discounts and other fees and charges owed by Borrowers or any of their Subsidiaries in respect of letters of credit securing financial obligations and bankers’ acceptance financings, plus (c) the net amount payable (or minus the net amount receivable) in respect of Interest Rate Hedges relating to interest during such period but excluding unrealized gains and losses with respect to any such Interest Rate Hedges.

“Consolidated Total Debt” shall mean, at any date, (a) the sum of (without duplication) all Indebtedness (other than letters of credit, bank guarantees or surety bonds (to the extent undrawn) and Insurance Notes) consisting of Indebtedness for borrowed money of the Borrowers on a Consolidated Basis, minus (b) the lesser of (x) the aggregate principal amount of Indebtedness then outstanding in respect of equipment capital leases and equipment loans and (y) $20,000,000, minus (c) up to the amount of any Indebtedness included in clause (a) in respect of the MLP Credit Agreement, the fair market value of the amount of Collateral (as defined in the MLP Credit Agreement), minus (d) the lesser of (x) unrestricted cash and Cash Equivalents on hand of the Borrowers and their Subsidiaries and (y) $75,000,000; provided that, notwithstanding the foregoing or anything herein to the contrary, Consolidated Total Debt shall exclude the pro rata portion of Indebtedness attributable to minority interests in the MLP or any other Subsidiary that is not a wholly-owned Subsidiary.

“Contingent Liability” shall mean, for any Person, any agreement, undertaking or arrangement by which such Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Equity Interests of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be (x) the outstanding principal amount of the debt, obligation or other liability guaranteed thereby or (y) if such Contingent Liability is secured by a Lien on any assets of such Person, the lesser of (A) the amount of the Indebtedness secured by such Lien and (B) the value of the assets subject to such Lien.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” shall mean, at any time, each Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Borrower, are treated as a single employer under Section 414 of the Code.

“Credit Card Notifications” shall have the meaning set forth in Section 4.15(d)(ii) of the PNC Credit Agreement.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract rights, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Borrower, pursuant to which such Borrower is to deliver any personal property or perform any services.

“Debt Payments” shall mean and include (a) all cash actually expended by any Borrower to make interest payments on any Advances under the PNC Credit Agreement, plus (b) accrued but unpaid interest on account of LIBOR Rate Loans (as defined in the PNC Credit Agreement), plus (c) all cash actually expended by any Borrower to make payments for all fees, commissions and charges set forth in the PNC Credit Agreement and with respect to any Advances under the PNC Credit Agreement (other than the float charges set forth in Section 2.6(b) of the PNC Credit Agreement), plus (d) all cash actually expended by any Borrower to make payments on Capitalized Lease Obligations, plus (e) all cash actually expended by any Borrower to make payments with respect to any other Indebtedness for borrowed money (including, without limitation, any payments under the Supplier Notes, unless a third party is providing funds to offset amounts paid under the applicable Supplier Note and excluding, for the avoidance of doubt, principal payments on the Revolving Advances), plus (f) all cash actually expended by any Borrower to make interest payments and scheduled principal payments on the 2021 Note Purchase Obligations, provided, however, that (x) non-cash amortization (which does not include any payment made by virtue of any set-off) of the Supplier Notes and (y) cash payments towards satisfaction of the Insurance Notes shall not constitute Debt Payments.

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Disposition” shall mean, with respect to any Person, any sale, transfer, lease (as lessor), contribution or other conveyance (including by way of merger, consolidation, division, liquidation, or distribution) of, or the granting of options, warrants or other rights to, any of such Person’s or their respective Subsidiaries’ assets (including Receivables and Equity Interests of Subsidiaries) to any other Person in a single transaction or series of transactions and shall also include the allocation of any assets to any series of such Person.

“Disqualified Equity Interests” shall mean any Equity Interests which, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition, (a) mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or are redeemable at the option of the holder thereof, in whole or in part, on or prior to the date which is 91 days following the last day of the Term (excluding any provisions requiring redemption upon a “change of control” or similar event; provided that such “change of control” or similar event results in the Payment in Full of the Obligations), (b) are convertible into or exchangeable for (i) debt securities or (ii) any Equity Interests referred to in clause (a) above, in each case, at any time on or prior to the date which is 91 days following the last day of the Term, or (c) are entitled to receive scheduled dividends or distributions in cash prior to the time that the Obligations are Paid in Full.

“Eighth Amendment Closing Date” shall mean December 20, 2022.

“Empire” shall mean Empire Petroleum Partners, LLC.

“Empire Acquisition” shall mean the acquisition of substantially all of the assets of Empire pursuant to the Empire Acquisition Agreement.

“Empire Acquisition Agreement” shall mean that certain Asset Purchase Agreement dated December 17, 2019 (together with the exhibits and disclosure schedules thereto) among GPM Southeast, GPM Petroleum, LLC and Empire.

“Equipment” shall mean and include as to each Borrower all of such Borrower’s goods (other than Inventory) whether now owned or hereafter acquired and wherever located including all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

“Equity Interests” of any Person shall mean any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Event of Default” shall, solely for purposes of this Agreement, have the meaning set forth in Article X of the PNC Credit Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Hedge Liability or Liabilities” shall have the meaning set forth in Section 1.2 of the PNC Credit Agreement.

“Fee Letter” shall mean the Amended, Restated and Consolidated Fee Letter dated as of the Closing Date among Borrowers and PNC, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Financial Covenant or Financial Reporting Event of Default” shall mean any Event of Default arising under Section 10.5(a) of the PNC Credit Agreement (solely with respect to a breach under Section 6.5 of the PNC Credit Agreement or a failure to comply with Sections 9.7, 9.8, or 9.9, of the PNC Credit Agreement).

“Financing Lease Obligation” shall mean, as applied to any Person, all obligations under Financing Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP.

“Financing Leases” shall mean, as applied to any Person, all leases of property that have been or should be, in accordance with GAAP, recorded as financing leases on the balance sheet of such Person or any of its Subsidiaries, on a consolidated basis; provided, that for all purposes hereunder the amount of obligations under any Financing Lease shall be the amount thereof accounted for as a financing lease liability on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP.

“Fixed Charge Coverage Ratio” shall mean and include, with respect to any fiscal period, the ratio of (a) Consolidated EBITDA, minus Unfunded Capital Expenditures made during such period, minus distributions (including Tax Distributions) and dividends made during such period to a party that is not a Borrower, minus cash taxes paid during such period, plus cash tax refunds received during such period, to (b) all Debt Payments made during such period.

“Foreign Currency Hedge” shall mean any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency entered into by any Borrower or any of their respective Subsidiaries.

“Foreign Currency Hedge Liabilities” shall mean the liabilities of the Borrowers and their Subsidiaries owing to the provider of a Foreign Currency Hedge. For purposes of this Agreement and all of the Other Documents, all Foreign Currency Hedge Liabilities of any Borrower or Subsidiary that is party to any Lender-Provided Foreign Currency Hedge (as defined in the PNC Credit Agreement) shall, for purposes of this Agreement and all of the Other Documents, be “Obligations” of such Person and of each other Borrower, be guaranteed obligations under any Guaranty and secured obligations under any Guarantor Security Agreement, as applicable, and otherwise treated as Obligations for purposes of the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Foreign Currency Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 of the PNC Credit Agreement.

“Formula Amount” shall have the meaning set forth in Section 2.1(a) of the PNC Credit Agreement.

“Fourth Amendment Date” shall mean April 30, 2021.

“General Intangibles” shall mean and include as to each Borrower all of such Borrower’s general intangibles, whether now owned or hereafter acquired, including all payment intangibles, all choses in action, causes of action, corporate or other business records, inventions, designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trademarks, trademark applications, service marks, trade secrets, goodwill, copyrights, design rights, software, computer information, source codes, codes, records and updates, registrations, licenses, franchises, customer lists, tax refunds, tax refund claims, computer programs, all claims under guaranties, security interests or other security held by or granted to such Borrower to secure payment of any of the Receivables by a Customer (other than to the extent covered by Receivables) all rights of indemnification and all other intangible property of every kind and nature (other than Receivables).

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

“GPMI Operating Agreement” shall mean that certain Seventh Amendment and Restatement of the Limited Liability Company Agreement of GPM Investments, LLC, dated as of July 31, 2022, as amended, amended and restated or otherwise modified from time to time in accordance with the terms hereof.

“Guarantee Obligations” shall mean, as to any Person, any Contingent Liability of such Person or other obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, that the term

“Guarantee Obligations” shall not include (x) endorsements of instruments for deposit or collection in the Ordinary Course of Business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under the PNC Credit Agreement (other than with respect to Indebtedness) or (y) Excluded Hedge Liabilities. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantor” shall mean Arko or any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and “Guarantors” means collectively all such Persons.

“Guaranty” shall mean any guaranty of the Obligations executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders, in form and substance satisfactory to Agent.

“Harvest Investor” shall mean GPM HP SCF Investor, LLC, a Delaware limited liability company, and its successors and assigns.

“Haymaker” shall mean Haymaker Acquisition Corp. II, a Delaware corporation, and its successors and assigns.

“Haymaker Transactions” shall have the meaning giving to such term in paragraph B of the Background section of the Third Amendment to the PNC Credit Agreement dated as of December 21, 2020.

“Hedge Liabilities” shall have the meaning provided in the definition of “Lender-Provided Interest Rate Hedge.”

“Indebtedness” shall mean, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance GAAP:

(a) all indebtedness of such Person for borrowed money and purchase money indebtedness, and all other indebtedness of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all obligations of such Person arising under letters of credit (including standby and commercial), of bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net Hedge Liabilities of such Person;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than earn-outs and ordinary course trade payables);

(e) indebtedness of others (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests;

(h) all Guarantee Obligations of such Person in respect of any of the foregoing; and

(i) any earn-out or deferred purchase price adjustment obligation (including seller notes) with respect to (x) a Permitted Acquisition, (y) a permitted Investment or (z) any acquisition consummated on or prior to the Closing Date, in each case, only when such obligation shall become earned and due (and remains unpaid);

provided that Indebtedness shall not include (i) prepaid or deferred revenue arising in the ordinary course of business, (ii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warranties or other unperformed obligations of the seller of such asset, (iii) endorsements of checks or drafts arising in the ordinary course of business, (iv) preferred Equity Interests to the extent not constituting Disqualified Equity Interests, (v) trade accounts payable and other accrued expenses, in each case, incurred in the ordinary course of business other than trade accounts payable in an aggregate amount in excess of $10,000,000 that are more than sixty (60) days past due, (vi) any earn-out or deferred purchase price adjustment obligation with respect to (x) a Permitted Acquisition, (y) a permitted Investment or (z) any acquisition consummated on or prior to the Closing Date, in each case, until such obligation shall become earned and due and not promptly paid, (vii) deferred compensation payable to directors, officers or employees of any Borrower or any Subsidiary of a Borrower, (viii) Financing Leases (including lease liabilities resulting from failed sale and leaseback transactions) other than Attributable Indebtedness, or (ix) operating leases under ASC 842.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or equivalent entity) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited (including by such Person’s pro rata portion of such Indebtedness based on such Person’s pro rata ownership of such partnership or joint venture). The amount of any net Hedge Liabilities on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) above shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Insurance Notes” means those certain Premium Finance Agreements executed by a Borrower, each evidencing the obligation of the Borrower to repay financed insurance premiums in connection with the insurance procured by Borrowers in the ordinary course of Borrowers’ business.

“Intercompany Subordination Agreement” shall mean the Intercompany Subordination Agreement, executed and delivered by each Borrower, each of their respective Subsidiaries from time to time party thereto, and the Agent, as amended, restated, supplemented or otherwise modified from time to time, and in form and substance reasonably satisfactory to the Agent.

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Borrower, Guarantor and/or their respective Subsidiaries in order to provide protection to, or minimize the impact upon, such Borrower, any Guarantor and/or their respective Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Interest Rate Hedge Liabilities” shall mean the liabilities owing to the provider of any Interest Rate Hedge. For purposes of this Agreement and all of the Other Documents, all Interest Rate Hedge Liabilities of any Borrower or Subsidiary that is party to any Lender-Provided Interest Rate Hedge shall be “Obligations” hereunder and under the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person, and the Liens securing such Interest Rate Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 of the PNC Credit Agreement.

“Internal Restructuring” shall have the meaning given to such term in the Sixth Amendment.

“Inventory” shall mean and include as to each Borrower all of such Borrower’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Borrower’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

“Issuer” shall mean any Person who issues a Letter of Credit and/or accepts a draft pursuant to the terms of the PNC Credit Agreement.

“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to the PNC Credit Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender.

“Lender-Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided by any Lender and with respect to which the Agent confirms meets the following requirements: such Interest Rate Hedge (a) is documented in a standard International Swap Dealer Association Agreement, (b) provides for the method of calculating the reimbursable amount of the provider's credit exposure in a reasonable and customary manner, and (c) is entered into for hedging (rather than speculative) purposes.

“Letters of Credit” shall have the meaning set forth in Section 2.9 of the PNC Credit Agreement.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“M&T Equipment Debt” shall mean the Indebtedness owing to M&T Bank, subject to the provisions of Section 7.8(d) of the PNC Credit Agreement, and specifically including the Indebtedness evidenced by the Term Notes (as defined in the M&T Credit Agreement) evidencing the Equipment Loan (as defined in the M&T Credit Agreement), together with any other notes and agreements in favor of M&T Bank evidencing Indebtedness incurred in connection with the acquisition of any fixtures, equipment and other personal property acquired after the Fourth Amendment Date; and mortgages, security documents, guarantees, and ancillary documents associated therewith, and any Permitted Refinancing thereof, in each case, as amended, restated, replaced, refinanced, supplemented or otherwise modified from time to time.

“M&T Loan Documents” shall mean any and all of the loan documents evidencing, securing, or otherwise executed in connection with the M&T Credit Facilities, including, without limitation, (i) this Agreement, and (ii) that certain Third Amended and Restated Credit Agreement dated as of November 21, 2023, as modified by that certain Amendment to Third Amended and Restated Credit Agreement dated of even date herewith (the “M&T Credit Agreement”), all as modified, amended, renewed, restated or replaced from time to time.

“M&T Priority Collateral” shall mean (a) the Real Property, fixtures, equipment and other personal property securing the M&T Real Estate Debt and/or the M&T Equipment Debt as of the Fourth Amendment Date and any Real Property, fixtures, equipment and other personal property (for the avoidance of doubt, other than the M&T Specified Equipment Boot Collateral) acquired with the proceeds of, and securing, the M&T Real Estate Debt and/or the M&T Equipment Debt after the Fourth Amendment Date.

“M&T Real Estate Debt” shall mean the Indebtedness owing to M&T Bank, subject to the provisions of Section 7.8(u) of the PNC Credit Agreement, and specifically including the Indebtedness evidenced by the following: (i) that certain Second Amended, Restated and Consolidated Term Note dated as of June 24, 2021 payable to the order of M&T Bank in the original principal amount of Thirty-Five Million and No/100 Dollars ($35,000,000.00), (ii) that certain Term Note dated as of November 21, 2023 payable to the order of M&T Bank in the original principal amount of Nine Million Three Hundred Seventy-Seven Thousand Two Hundred Fifty and No/100 Dollars ($9,377,250.00), (iii) that certain Term Note dated as of January 31, 2024 payable to the order of M&T Bank in the original principal amount of Five Million One Hundred Thousand and No/100 Dollars ($5,100,000.00), (iv) that certain Term Note dated of even date herewith payable to the order of M&T Bank in the original principal amount of Thirty-Four Million Two Hundred Thousand and No/100 Dollars ($34,200,000.00), and (v) any other notes and agreements in favor of M&T Bank evidencing Indebtedness incurred in connection with the acquisition of any Real Property acquired after the date hereof; and mortgages, security documents, guarantees, and ancillary documents associated therewith, and any Permitted Refinancing thereof, in each case, as amended, restated, replaced, refinanced, supplemented or otherwise modified from time to time.

“M&T Specified Equipment Boot Collateral” shall mean (a) Store #4650 located at 2303 Hess Avenue, Saginaw, MI 48601; (b) Store #4655 located at 5120 Corunna Road, Flint, MI 48532; (c) Store # 4662 located at 2500 Airport Road, Jackson, MI 49202; (d) Store #4670 located at 1059 E. Huron Avenue, Bad Axe, MI 48413; (e) Store #4681 located at 1312 Michigan Avenue E, Battle Creek, MI 49014; (f) Store #4684 located at 8060 North 32nd Street, Richland, MI 49083; (g) Store #4689 located at 790 North Broadway Street, Union City, MI 49094.

“Master Reaffirmation Agreement” shall mean that certain Master Reaffirmation Agreement dated as of the Closing Date by and among Borrowers and Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), results of, taken as a whole, the operations, assets, business, properties or prospects of any Borrower, (b) any Borrower’s ability to duly and punctually pay or perform the Obligations in accordance with the terms thereof, (c) the value of a material portion of the Collateral, or Agent’s Liens on a material portion of the Collateral or the priority of any such Lien or (d) the practical realization of the benefits of Agent’s and each Lender’s rights and remedies under the PNC Credit Agreement and the Other Documents.

“Maximum Revolving Advance Amount” shall mean $140,000,000 as such amount may be increased in accordance with Section 2.25 of the PNC Credit Agreement.

“Maximum Undrawn Amount” shall mean with respect to any outstanding Letter of Credit, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“MLP” shall mean GPM Petroleum LP, a Delaware limited partnership.

“Note” shall mean, collectively, the Revolving Credit Note and the Swing Loan Note.

“Obligations” shall mean and include any and all loans (including without limitation, all Advances and Swing Loans), advances, debts, liabilities, obligations (including without limitation all reimbursement obligations and cash collateralization obligations with respect to Letters of Credit issued hereunder), covenants and duties owing by any Borrower or Guarantor to Issuer,

Swing Loan Lender, Lenders or Agent (or to any other direct or indirect subsidiary or affiliate of Issuer, any Lender, Swing Loan Lender or Agent) of any kind or nature, present or future (including any interest or other amounts accruing thereon, any fees accruing under or in connection therewith, any costs and expenses of any Person payable by any Borrower and any indemnification obligations payable by any Borrower arising or payable after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Borrower, whether or not a claim for post-filing or post-petition interest, fees or other amounts is allowable or allowed in such proceeding), whether or not for the payment of money, whether arising by reason of an extension of credit, opening or issuance of a letter of credit, loan, equipment lease, establishment of any purchase card or similar facility or guarantee, under any interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of the Agent’s or any Lender’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortuous, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement, instrument or document (including this Agreement, the Other Documents, Lender-Provided Interest Rate Hedges, Lender-Provided Foreign Currency Hedges (as defined in the PNC Credit Agreement) and any Cash Management Products and Services), in any such case to the extent advanced to or owing by any Borrower or Guarantor or any Subsidiary of any Borrower or Guarantor under, arising under or out of and/or related to (i) the PNC Credit Agreement, the Other Documents and any amendments, extensions, renewals or increases thereto, including all costs and expenses of Agent, Issuer, and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of any Borrower to Agent, Issuer or Lenders to perform acts or refrain from taking any action, (ii) all Hedge Liabilities and (iii) all Cash Management Liabilities. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.

“Ordinary Course of Business” shall mean with respect to any Borrower, the ordinary course of such Borrower’s business conducted on the Closing Date, as it may be, subject to Section 5.22 of the PNC Credit Agreement, change from time to time.

“Other Documents” shall mean the Notes, the Fee Letter, any Guaranty, any Guarantor Security Agreement, the Pledge Agreement, any Lender-Provided Interest Rate Hedge, any Lender-Provided Foreign Currency Hedge (as defined in the PNC Credit Agreement), any Cash Management Products and Services, the Credit Card Notifications, the Master Reaffirmation Agreement, the Uncertificated Securities Control Agreement (as defined in the PNC Credit Agreement), the Intercompany Subordination Agreement and any and all other agreements, instruments and documents, including intercreditor agreements, guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by any Borrower or any Guarantor and/or delivered to Agent or any Lender in respect of the transactions contemplated by the PNC Credit Agreement.

“Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly more than 50% of the shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of the Person, or other Persons performing similar functions for any such Person.

“Payment in Full” or “Paid in Full” shall mean, with respect to the Obligations, the indefeasible payment and satisfaction in full in cash of all of the Obligations (other than contingent indemnification liabilities for which a claim has not been made) in cash or in other immediately available funds; provided that (a) in the case of any Obligations with respect to outstanding Letters of Credit, in lieu of the payment in full in cash, the delivery of cash collateral or a backstop letter of credit in form and substance reasonably satisfactory to the applicable Issuer in an amount equal to 105% of the Maximum Undrawn Amount of all outstanding Letters of Credit shall constitute payment in full of such Obligations and (b) in the case of any Obligations with respect to Cash Management Products and Services and any Lender-Provided Interest Rate Hedges or Lender-Provided Foreign Currency Hedges, in lieu of the payment in full in cash, the delivery of cash collateral in such amounts as shall be required by the applicable Lender or other arrangements in form and substance reasonably satisfactory to such Lender in respect thereof shall constitute payment in full of such Obligations. Notwithstanding the foregoing, in the event that, after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent or any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue as if such payment or proceeds had not been received by Agent or such Lender.

“Permitted Acquisitions” shall mean:

(a)
all acquisitions consummated prior to the Eighth Amendment Closing Date to the extent such acquisitions were permitted hereunder or otherwise approved in writing by the Agent and the Lenders;

(b)
any acquisition that has the closing purchase price funded solely by the MLP (provided that Borrowers may pay (x) a portion of the purchase price in an amount not to exceed $25,000,000 in the aggregate plus (y) the amount of inventory acquired, funded and to be retained by a Borrower for sale in the ordinary course of business so long as, in each case, at the time of and after giving effect to such payment, Borrowers have

Undrawn Availability and Average Undrawn Availability of not less than twenty-five percent (25%) of the Maximum Revolving Advance Amount); or

(c)
any other acquisition that meets the following conditions:

(i) at least ten (10) Business Days prior to the date on which any such purchase or acquisition is to be consummated, the Borrowers shall deliver to Agent, on behalf of the Lenders, (i) a description of the proposed acquisition, (ii) to the extent available, a due diligence package (including other customary third party reports that are permitted to be shared), (iii) to the extent available, a quality of earnings report and (iv) such additional information regarding the target of the proposed acquisition as reasonably requested by Agent;

(ii) such Person and its Subsidiaries shall be required to become Borrowers hereunder and under the other applicable Other Documents pursuant to one or more joinder agreements in form reasonably satisfactory to the Agent and otherwise comply with its obligations under Section 7.12 of the PNC Credit Agreement within the timeframes set forth therein; provided, that this clause (ii) shall not apply with respect to Persons (or their assets) and their respective Subsidiaries that are not required to become Borrowers (or assets with respect to which the Agent does not receive a security interest) pursuant to Section 7.12 of the PNC Credit Agreement; provided, further, that the total consideration paid during the term of this Agreement in respect of all Permitted Acquisitions with respect to which the acquisition target does not become a Borrower, as set forth in Section 7.12 of the PNC Credit Agreement, or the purchased assets are not required to become Collateral, as set forth in Section 7.12 of the PNC Credit Agreement, shall not exceed an amount equal to $5,000,000 (provided that any cash and Cash Equivalents in foreign bank accounts of Foreign Subsidiaries shall not be subject to such cap);

(iii) immediately before and immediately after giving effect to any such purchase and any Indebtedness incurred or assumed in connection therewith on a Pro Forma Basis, no Event of Default shall have occurred and be continuing; provided that in connection with a Limited Condition Acquisition, compliance with this clause (iii) shall be required on the date of signing such Limited Condition Acquisition and shall require that no Specified Event of Default shall have occurred and be continuing immediately before and after giving effect to such Permitted Acquisition and any Indebtedness assumed or incurred in connection therewith;

(iv) the acquisition of such Person and its Subsidiaries would not cause the Borrowers to breach the covenant contained in Section 7.9 of the PNC Credit Agreement;

(v) such acquisition is not a hostile or contested acquisition;

(vi) either (A) at the time of and after giving effect to such acquisition, Borrowers have Undrawn Availability and Average Undrawn Availability of not less than twenty five percent (25%) of the Maximum Revolving Advance Amount or (B) (I) at the time of and after giving effect to such acquisition, Borrowers have Undrawn Availability and Average Undrawn Availability of not less than fifteen percent (15%) of the Maximum Revolving Advance Amount and (II) the Borrowers shall have delivered to Agent a pro forma balance sheet, pro forma financial statements and a compliance certificate demonstrating that, upon giving effect to such acquisition on a Pro Forma Basis, the Fixed Charge Coverage Ratio of the Borrowers on a Consolidated Basis, would be not less than 1:10 to 1.00, measured as of the most recent Test Period; and

(vii) no assets acquired in any such acquisition shall be included in the Formula Amount until Agent has received a field examination and appraisal of such assets, in form and substance acceptable to Agent; provided, however, that in the case of any Permitted Acquisition where the acquired convenience store assets do not exceed ten percent (10%) of the Formula Amount (before including the acquired assets in the Formula Amount), such convenience store assets may be included in the Formula Amount prior to Agent receiving a field examination or appraisal for such assets to the extent such assets otherwise satisfy the applicable eligibility criteria; provided, further, however, that the aggregate amount of all such acquired convenience store assets included in the Formula Amount prior to the completion of a field examination and appraisal of such assets shall not exceed fifteen (15%) of the Formula Amount at any time.

For the purposes of calculating Undrawn Availability under this definition, any assets being acquired in the proposed acquisition shall be included in the Formula Amount on the date of closing of such acquisition so long as Agent has received an audit or appraisal of such assets as set forth in clause (vii) above, and so long as such assets satisfy the applicable eligibility criteria.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) credit judgment.

“Permitted Holders” shall mean any of (a) Arie Kotler, Morris Willner and/or Davidson Kempner Management L.P. and its Controlled Investment Affiliates, (b) the spouse or widow or widower of any person referenced in clause (a), (c) a parent, sibling, or lineal descendant (or spouse of such descendant) of any person referenced in clause (a), (d) the estate or personal representative of any person referenced in clause (a), (e) any trust created for the benefit of anyone referenced in clauses (a), (b) or (c), or (f) any entity (including any corporation, venture (general or limited), partnership (general or limited), limited liability company, association, joint stock company, trust or other business entity or organization) controlled by one or more of the persons or trust(s) referenced in clauses (a), (b), (c) or (e).

“Permitted Refinancing” shall mean a refinancing, replacement, renewal, restatement, extension or exchange of Indebtedness that:

(a)
has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness (including any unfunded commitments) being refinanced, replaced, renewed, restated, extended or exchanged, except by an amount equal to the unpaid accrued interest and premium thereon, defeasance costs and other reasonable amounts paid and fees and expenses incurred in connection therewith;
(b)
has a weighted average life to maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Indebtedness being refinanced, replaced, renewed, restated, extended or exchanged; provided that this clause (b) shall not apply to a refinancing of purchase money Indebtedness and Financing Lease Obligations; provided further that if such purchase money Indebtedness or Financing Lease Obligations has a maturity date (measured as of the date immediately before such refinancing) after the maturity date of this Agreement, the maturity date after such refinancing shall not be shortened to a date before the maturity date of this Agreement;
(c)
is not entered into as part of a sale leaseback transaction;
(d)
is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced, replaced, renewed, restated, extended or exchanged;
(e)
the obligors of which are the same as the obligors of the Indebtedness being refinanced, replaced, renewed, restated, extended or exchanged, except that any Borrower may be an obligor thereof if otherwise permitted by this Agreement;
(f)
is payment and/or lien subordinated to the Obligations at least to the same extent and in the same manner as the Indebtedness being refinanced, replaced, renewed, restated, extended or exchanged; and
(g)
is otherwise on terms no less favorable to the Borrowers and their Subsidiaries, taken as a whole, than those of the Indebtedness being refinanced, replaced, renewed, restated, extended or exchanged.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan and a Multiemployer Plan), maintained for employees of any Borrower or any member of the Controlled Group or any such Plan to which any Borrower or any member of the Controlled Group is required to contribute.

“Primary Suppliers” shall mean, collectively, Valero, BP, Exxon, Marathon, Shell, Motiva and Core-Mark and each individually referred to as a “Primary Supplier.”

“Pro Forma Basis” shall mean, with respect to any period, the proposed incurrence of Indebtedness or making of a Restricted Payment or payment in respect of Indebtedness in respect of which compliance with any financial ratio is by the terms of the PNC Credit Agreement required to be calculated on a Pro Forma Basis as if such event or events had been consummated and incurred at the beginning of the applicable period for any applicable financial covenant, performance or similar test. In making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes and not to finance any acquisition) issued, incurred, assumed or permanently repaid during the applicable period shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period and (y) Consolidated Interest Expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in the preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods, as reasonably and in good faith calculated by the Borrower as set forth in a certificate of a financial officer of the Borrower. Notwithstanding the foregoing or anything herein to the contrary, Pro Forma Basis shall exclude the pro rata portion of Indebtedness and Consolidated Interest Expense that are attributable to minority interests in the MLP or any other Subsidiary that is not a wholly-owned Subsidiary.

“Properly Contested” shall mean, in the case of any Indebtedness or Lien, as applicable, of any Person (including any taxes) that is not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay same or concerning the amount thereof: (a) such Indebtedness or Lien, as applicable, is being properly contested in good faith by appropriate negotiation, and where appropriate, as determined by Agent in its Permitted Discretion, proceedings promptly instituted and diligently conducted; (b) such Person has established appropriate reserves as shall be required in conformity with GAAP; (c) the non-payment of such Indebtedness will not have a Material Adverse Effect and will not result in the forfeiture of any assets of such Person; (d) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness unless such Lien is at all times junior and subordinate in priority to the Liens in favor of the Agent (except only with respect to property taxes that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (e) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (f) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Person, such Person forthwith pays such Indebtedness and all penalties, interest and other amounts due in connection therewith.

“Qualified Equity Interests” shall mean any Equity Interests that are not Disqualified Equity Interests.

“Quarles” shall mean Quarles Petroleum, Incorporated, a Virginia corporation.

“Quarles Acquisition” shall mean the acquisition of the fleet fueling business, dealers business and lubes business of Quarles, pursuant to the Quarles Acquisition Agreement.

“Quarles Acquisition Agreement” shall mean that certain Asset Purchase Agreement dated as of February 18, 2022 (together with the exhibits and disclosure schedules thereto), among Quarles and GPM Empire and, solely with respect to the Supplier Based Intangible (as defined therein), GPM Petroleum, LLC, as in effect on the Sixth Amendment Closing Date and as amended from time to time prior thereto.

“Quarles Assets” shall mean the “Purchased Assets” as defined in the Quarles Acquisition Agreement.

“Real Property” shall mean all of the real property owned, leased or operated by any Borrower on or after the Closing Date, together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables” shall mean and include, as to each Borrower, all of such Borrower’s accounts, contract rights, instruments (including those evidencing indebtedness owed to such Borrower by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances, credit card receivables and all other forms of obligations owing to such Borrower arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent under the PNC Credit Agreement.

“Reserves” shall mean, following five (5) Business Days notice to Borrowers (unless exigent circumstances otherwise exist which make such notice unreasonable in the reasonable discretion of Agent, in which case no notice will be required), such reserves against the Maximum Revolving Advance Amount or the Formula Amount, as Agent may reasonably deem proper and necessary from time to time in its Permitted Discretion.

“Restricted Payment” shall mean, with respect to any Person, (a) the declaration or payment of any dividend on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any class of Equity Interests of such Person or any warrants or options to purchase any such Equity Interests, whether now or hereafter outstanding, or the making of any other distribution in respect thereof, either directly or indirectly, whether in cash or property, (b) any payment of a management fee (or other fee of a similar nature) by such Person to any holder of its Equity Interests or any Affiliate thereof and (c) the payment or prepayment of principal of, or premium or interest on, any Indebtedness subordinate in right of payment to the Obligations unless such payment is permitted under the terms of the subordination agreement applicable thereto.

“Revolving Advances” shall mean Advances made other than Letters of Credit and the Swing Loans.

“Revolving Credit Note” shall mean the promissory note referred to in Section 2.1(a) of the PNC Credit Agreement.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Sixth Amendment” shall mean that certain Sixth Amendment and Joinder to Third Amended, Restated and Consolidated Revolving Credit and Security Agreement dated as of the Sixth Amendment Closing Date, by and among the Borrowers, the Guarantors, the Lenders and Agent.

“Sixth Amendment Closing Date” shall mean July 22, 2022.

“Specified Event of Default” shall mean any Event of Default arising under Section 10.1, 10.5(a) (solely as a result of a breach of Section 6.5), or Section 10.7 of the PNC Credit Agreement.

“Subsidiary” or “Subsidiaries” of any Person shall mean a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Supplier Notes” shall mean obligations of a Borrower under an agreement with a fuel supplier or Primary Supplier, or any other agreement to which such Borrower is a party or otherwise bound, pursuant to which such Borrower is obligated to pay, repay, reimburse or indemnify the counterparty(ies) under any such agreement for branding expenses or incentive funds, in each case, resulting from the termination of any such agreement.

“Swing Loan Lender” shall mean PNC, in its capacity as lender of the Swing Loans.

“Swing Loan Note” shall mean the promissory note described in Section 2.4(a) of the PNC Credit Agreement.

“Swing Loans” shall mean the Advances made pursuant to Section 2.4 of the PNC Credit Agreement.

“Tax Distribution” shall mean, for each taxable year in which GPM is considered a partnership or a “disregarded entity” for U.S. federal income tax purposes, distributions or payments made by GPM to its direct or indirect owner(s) related to tax obligations attributable to the operations of GPM and its Subsidiaries, provided that the amount of such Tax Distributions with respect to any taxable year does not exceed the amount that the Borrowers and their Subsidiaries would have been required to pay in respect of the income taxes for such taxable year had the Borrowers and their Subsidiaries been a stand alone taxpayer or stand alone group (separate from any such direct or indirect parent company) for the applicable taxable years.

“Term” shall have the meaning set forth in Section 13.1 of the PNC Credit Agreement.

“Test Period” shall mean, for any date of determination, as applicable, the four (4) consecutive fiscal quarters of the Borrowers most recently ended with respect to which the Agent has received (or was required to have received) certified financial statements pursuant to Section 9.8 of the PNC Credit Agreement as of such date of determination.

“Total Leverage Ratio” shall mean, as of the date of any determination, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDA for the most recently ended Test Period.

“Transactions” shall have the meaning set forth in Section 5.5 of the PNC Credit Agreement.

“Undrawn Availability” at a particular date shall mean an amount equal to (a) the lesser of (i) the Formula Amount, or (ii) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit less Reserves established hereunder, minus (b) the sum of (i) the outstanding amount of Advances plus (ii) all amounts due and owing to any Borrower’s trade creditors which are outstanding sixty (60) days past their due date in excess of $1,000,000 in the aggregate to the extent such amounts are subject to a bona fide dispute being pursued by Borrowers, plus (iii) fees and expenses for which Borrowers are liable but which have not been paid or charged to Borrowers’ Account (as defined in the PNC Credit Agreement).

“Unfunded Capital Expenditures” shall mean Capital Expenditures of Borrowers on a Consolidated Basis made through Revolving Advances or Swing Loans under the PNC Credit Agreement or out of a Borrower’s own funds minus to the extent used to fund such Capital Expenditures, the amount of (a) equity contributed subsequent to the Closing Date, (b) purchase money or other financing or lease transactions permitted under the PNC Credit Agreement, (c) funds provided by a Primary Supplier, any fuel vendor (including fuel vendors of the MLP) or any third party (including a Governmental Body or landlord) for the purpose of making capital improvements, (d) net proceeds from the sale of real property and fixed assets including net proceeds used in conjunction with 1031 exchanges, (e) net proceeds from the 2021 Note Purchase Obligations after paying outstanding Indebtedness and fees and expenses in the aggregate amount of up to $27,000,000, and (f) all Capital Expenditures funded by Borrowers’ own funds to the extent such funds are not proceeds of Advances.

2. COVENANTS

2.01
Financial Covenants. Until payment in full of the Obligations and termination of this Agreement:

2.01.1 Maximum Total Leverage Ratio. The Borrowers will not permit the Total Leverage Ratio, as of the last day of each Test Period set forth below, to be greater than the ratio set forth below opposite such measurement date:

Fiscal Quarter Ending	Maximum Total Leverage Ratio
March 31, 2025 and each Fiscal Quarter thereafter	6.50:1.00

2.01.2 Debt Service Coverage Ratio. The M&T Borrowers shall maintain and cause to be maintained as of the end of each fiscal quarter commencing with the fiscal quarter ending March 31, 2025, and each fiscal quarter end thereafter, a ratio of (i) Consolidated EBITDA (calculated with respect to the M&T Priority Collateral constituting Real Property only) as of any date of measurement, to (ii) principal and interest payments on the M&T Real Estate Debt, of not less than 1.35 to 1.0, all measured on a trailing twelve (12) month basis.

2.02 Affirmative Covenants. Each M&T Borrower shall, until the satisfaction in full of the M&T Credit Facilities and the termination of this Agreement:

2.02.1 Conduct of Business and Maintenance of Existence and Assets. (a) Other than the closing or dealerization of any stores of Borrowers in the Ordinary Course of Business that could not reasonably be expected to cause a Material Adverse Effect, conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of the PNC Credit Agreement), including all licenses, patents, copyrights, design rights, tradenames, trade secrets and trademarks and take all actions necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof.

2.02.2 Payment of Indebtedness and Leasehold Obligations. Pay, discharge or otherwise satisfy (a) at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being Properly Contested, subject at all times to any applicable subordination arrangement in favor of Lenders and (b) when due its rental obligations under all material leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect.

2.02.3 Federal Securities Laws. Promptly notify M&T in writing if any Borrower or any of its Subsidiaries (a) is required to file periodic reports under the Exchange Act, (b) registers any securities under the Exchange Act or (c) files a registration statement under the Securities Act.

2.02.4 Subsidiaries. Provide notice to M&T upon the occurrence of any of the following events:

(i) If any M&T Borrower forms any Subsidiary.

(ii) If any M&T Borrower enters into any partnership, joint venture or similar arrangement.

2.02.5 Protection of M&T Priority Collateral. Keep and maintain the M&T Priority Collateral and all component parts thereof in a state of good condition and repair and protect and preserve the value thereof. M&T Borrowers shall at all times protect M&T’s lien and security interest in the M&T Priority Collateral and all component parts thereof. Without M&T’s prior written consent, such consent not be unreasonably withheld or delayed in the exercise of M&T’s commercially reasonable discretion, M&T Borrowers shall not (i) sell, transfer, cease to own, or convey all or any portion of any interest in the M&T Priority Collateral or any component part thereof (except for (A) replacements or substitutions in the ordinary course of business with property that will be subject to a first-priority Lien in favor of M&T or (B) any M&T Priority Collateral that becomes obsolete or worn-out and for which no replacement or substitution is required to operate the business of M&T Borrowers), or (ii) acquire any personalty for incorporation into or affixation to the M&T Priority Collateral or any component part thereof by way of conditional bill of sale, chattel mortgage, security agreement, equipment lease, or other security instrument which would constitute a security interest, lien or leasehold interest on such personalty. In amplification of the foregoing, M&T Borrowers shall not replace any of the M&T Priority Collateral (or any component part thereof) with any replacement or substitute property, or obtain any personalty as described in the foregoing subsection (ii), that would not be subject to a first-priority Lien in favor of M&T unless specifically consented to in writing by M&T. M&T hereby expressly reserves the right to condition any such consent upon the execution and delivery of such reasonable documentation as M&T may reasonably require, including, without limitation, a collateral assignment in favor of M&T of any such conditional bill of sale, chattel mortgage, security agreement, equipment lease, or other security instrument, in form and substance satisfactory to M&T in all respects. For the avoidance of doubt, the defined term “M&T Priority Collateral” (1) shall specifically include the following at any Real Property securing the M&T Real Estate Debt or the M&T Equipment Debt, but (2) shall specifically exclude the following at any other locations of Borrowers unless specifically listed in a schedule to the applicable M&T Loan Document as collateral financed pursuant to the Equipment Loan: any and all fuel pumps, fuel dispensers, underground storage tanks, above-ground storage tanks, canopies, signage, air dispensers, vehicle vacuums, lighting, heating, ventilating, air conditioning, incinerating, sprinkling, laundry, lifting and plumbing fixtures and equipment, water and power systems, loading and unloading equipment, burglar alarms and security systems, fire prevention and fire extinguishing systems and equipment, engines, boilers, ranges, refrigerators, stoves, furnaces, oil burners or units, communication systems and equipment, dynamos, transformers, motors, tanks, electrical equipment, elevators, escalators, cabinets, partitions, ducts, compressors, switchboards, storm and screen windows and doors, awnings and shades, and shrubbery. Additionally, for avoidance of doubt, M&T agrees and acknowledges that it is customary in the business of the M&T Borrowers for the M&T Borrowers to obtain various capital improvements through the use of equipment financing as permitted by the PNC Credit Agreement.

2.03 Negative Covenants. No M&T Borrower shall (or shall permit any of its Subsidiaries to), until the satisfaction in full of the M&T Credit Facilities and the termination of this Agreement:

2.03.1 Merger, Consolidation, Acquisition and Dispositions.

(a) Liquidate or dissolve, consolidate with, or merge into or with, any other Person, or purchase or otherwise acquire all or substantially all of the assets or Equity Interests of any Person (or any division thereof) other than in connection with a Permitted Acquisition, provided, that (i) any Borrower (other than GPM) or a Subsidiary of any Borrower may liquidate or dissolve voluntarily into, and may merge with and into, any Borrower, so long as, to the extent GPM is a party to such merger, GPM is the surviving entity, (ii) any Subsidiary of a Borrower may liquidate or dissolve voluntarily into, and may merge with and into, GPM, so long as, after giving effect to such liquidation, dissolution or merger, GPM is in compliance with the last sentence of Section 7.9 of the PNC Credit Agreement, (iii) any Borrower (other than GPM) may liquidate or dissolve voluntarily into, and may merge with and into any Borrower, (iv) any Subsidiary of a Borrower that is not itself a Borrower may liquidate or dissolve voluntarily into, and may merge with and into any Subsidiary of a Borrower that is not itself a Borrower, (v) the assets or Equity Interests of any Borrower (other than GPM) or Subsidiary of any Borrower may be purchased or otherwise acquired by any Borrower, (vi) [reserved], (vii) the assets or Equity Interests of any Subsidiary that is not itself a Borrower may be purchased or otherwise acquired by any Borrower or Subsidiary of a Borrower and (viii) subject to Section 7.12 of the PNC Credit Agreement, any Borrower and its Subsidiaries may create wholly-owned Subsidiaries to the extent the investment therein or thereto is permitted under Section 7.4 of the PNC Credit Agreement (including any Permitted Acquisitions) and any Borrower and its Subsidiaries may consummate any Investments permitted by Section 7.4 of the PNC Credit Agreement; provided, however, that, in the event that (A) PNC consents to any such merger, consolidation, reorganization or acquisition pursuant to the PNC Credit Agreement, (B) M&T does not consent to such merger, consolidation, reorganization or acquisition pursuant to this Agreement, (C) no default or event of default, however denominated, has occurred under this Agreement, the other M&T Loan Documents or otherwise under the M&T Credit Facilities, and (D) GPM has provided evidence satisfactory to M&T in all respects that, upon the consummation of such merger, consolidation, reorganization or acquisition, GPM and Borrowers shall be in proforma compliance with the financial covenants set forth in Section 2.01 hereinabove, then such Borrower may proceed with such merger, consolidation, reorganization or acquisition so long as, prior to the consummation thereof, GPM shall have reduced the principal amount outstanding under the M&T Real Estate Debt to an amount not greater than sixty-five percent (65%) of the value of the M&T Priority Collateral constituting Real Property (as determined by M&T in its reasonable discretion) (the “Reduced LTV Requirement”), which reduction may be applied by M&T to the M&T Credit Facilities in such order and manner as M&T may elect; provided, further, that M&T’s prior written consent shall not be required for any such merger, consolidation, reorganization or acquisition in the event that (I) the M&T Credit Facilities are in compliance with the Reduced LTV Requirement, whether due to a principal reduction pursuant to this Section 2.03.1(a)(i) or otherwise, (II) PNC consents to any such merger, consolidation, reorganization or acquisition pursuant to the PNC Credit Agreement, (III) no default or event of default, however denominated, has occurred under this Agreement, the other M&T Loan Documents or otherwise under the M&T Credit Facilities, and (IV) Borrowers have provided evidence satisfactory to M&T in all respects that, upon the consummation of such merger, consolidation, reorganization or acquisition, GPM and Borrowers shall be in proforma compliance with the financial covenants set forth in Section 2.01 hereinabove. Notwithstanding any contrary provision contained in any of the M&T Loan Documents, any prepayment of the M&T Credit Facilities made solely for purposes of achieving the Reduced LTV Requirement pursuant to this Section 2.03.1(a)(i) may be made without premium or penalty. Any consent required by M&T pursuant to this Section 2.03.1(a)(i) shall be provided within a commercially reasonable timeframe upon Borrowers’ delivery to M&T of sufficient information regarding the details of such merger, consolidation, reorganization or acquisition and evidence of GPM’s and Borrowers’ proforma compliance with the financial covenants set forth in Section 2.01 hereinabove. In addition, no Borrower shall, and no Borrower shall cause or permit any of its Subsidiaries to file a certificate of division, adopt a plan of division or otherwise take any action to effectuate a division pursuant to Section 18-217 of the Delaware Limited Liability Company Act (or any analogous action taken pursuant to Applicable Law with respect to any corporation, limited liability company, partnership or other entity) (subject to the exceptions set forth in the PNC Credit Agreement).

(b) Make a Disposition, or enter into any agreement to make a Disposition not permitted under Section 7.1(b) of the PNC Credit Agreement (subject to the exceptions set forth in the PNC Credit Agreement).

2.03.2 Creation of Liens. Directly or indirectly, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of any such Person (including its Equity Interests) (subject to the exceptions set forth in the PNC Credit Agreement).

2.03.3 Investments. Purchase, make, incur, assume or permit to exist any Investment in any other Person (subject to the exceptions set forth in the PNC Credit Agreement).

2.03.4 Restricted Payments, etc. Make any Restricted Payment, or make any deposit for any Restricted Payment (subject to the exceptions set forth in the PNC Credit Agreement).

2.03.5 Indebtedness. Directly or indirectly, create, incur, issue, assume, guarantee, suffer to exist or otherwise become directly or indirectly liable, contingently or otherwise with respect to any Indebtedness (subject to the exceptions set forth in the PNC Credit Agreement).

2.03.6 Transactions with Affiliates. Enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any Affiliate (subject to the exceptions set forth in the PNC Credit Agreement).

2.03.7 Fiscal Year and Accounting Changes. Change its fiscal year from December 31 or make any change (a) in accounting treatment and reporting practices except as required by GAAP or (b) in tax reporting treatment except as required by law.

2.03.8 [Reserved]

2.03.9 Broyles Hospitality Restrictions. Permit Broyles Hospitality to engage in any business or activity other than engaging in business or activity of the type carried on as of and disclosed to Agent prior to the Closing Date.

2.03.10 Restrictive Agreements, etc. Enter into any agreement (other than an Other Document) prohibiting any of the following (subject to the exceptions set forth in the PNC Credit Agreement):

(a)
the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired in favor of Agent;

(b)
the ability of such Person to amend or otherwise modify any Other Document; or

(c)
the ability of such Person to make any payments, directly or indirectly, to the Borrowers, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments.

2.03.11 Change of Ownership. Permit a Change of Ownership to occur with respect to any M&T Borrower, unless such Change of Ownership has been approved by M&T and also by PNC pursuant to the PNC Credit Agreement or any modification or amendment thereto. Immediately upon the occurrence of any Change of Ownership approved by M&T and also by PNC pursuant to the PNC Credit Agreement or any modification or amendment thereto, such M&T Borrower will provide to M&T a certificate executed by a senior officer authorized to transact business on behalf of such M&T Borrower, specifying such Change of Ownership.

2.03.12 ARKO Real Estate Facility. At any time, directly or indirectly, or permit any Subsidiary to, voluntarily prepay or voluntarily make any repurchase, redemption or retirement of any obligations under the ARKO Real Estate Facility (subject to the exceptions set forth in the PNC Credit Agreement).

2.04 Information as to Borrowers. Each Borrower shall, until the satisfaction in full of the M&T Credit Facilities and the termination of this Agreement, provide M&T with copies of all notices furnished to Agent under Section 9.1, Section 9.3, Section 9.4, Section 9.5, Section 9.10, Section 9.14, Section 9.15 and Section 9.17 of the PNC Credit Agreement; provided, however, that with respect to any notices to be furnished to Agent under Section 9.1, Section 9.3 and Section 9.17 of the PNC Credit Agreement, Borrower shall only be obligated to provide M&T with copies of such notices furnished to Agent with respect to the M&T Priority Collateral. Each Borrower shall until the satisfaction in full of the M&T Credit Facilities and the termination of this Agreement, provide M&T with copies of all information supplied to Agent pursuant to Section 9.7, Section 9.8 and Section 9.9 of the PNC Credit Agreement.

3. GENERAL CONDITIONS

3.01 Event of Default. The occurrence of the following shall constitute an immediate default or event of default, however denominated, under each of the M&T Credit Facilities and/or the M&T Loan Documents:

3.01.1 Default under this Agreement. Failure to maintain compliance with the covenants set forth in Section 2 of this Agreement; provided that (a) if PNC waives compliance with any of the covenants set forth in Section 6.2, Section 6.5, Section 6.7, Section 6.9, Section 7.1, Section 7.2, Section 7.4, Section 7.7, Section 7.8, Section 7.10 and Section 7.12 of the PNC Credit Agreement pursuant to a limited waiver which does not amend the PNC Credit Agreement, GPM shall inform M&T of such waiver within ten (10) days following such waiver along with a copy of such waiver (if applicable) and failure to maintain compliance with the covenants set forth in Section 2 of this Agreement shall only constitute a default or event of default under the M&T Credit Facilities if M&T does not agree to a similar waiver, which agreement shall not be unreasonably withheld, and (b) if PNC has amended or modified the PNC Credit Agreement and GPM is in compliance with Section 6.2, Section 6.5, Section 6.7, Section 6.9, Section 7.1, Section 7.2, Section 7.4, Section 7.7, Section 7.8, Section 7.10 and Section 7.12 of the PNC Credit Agreement, as amended, GPM shall not be deemed in default under the M&T Credit Facilities so long as GPM complies with its obligations under this Agreement, with such compliance to be tested as if this Agreement had been amended in the same manner as the PNC Credit Agreement was amended. Notwithstanding the foregoing, M&T shall not be obligated to waive any covenant, term or condition contained herein. In the event that an Event of Default occurs under the PNC Credit Agreement, GPM shall provide notice thereof to M&T within five (5) days after the occurrence of such Event of Default, and GPM shall provide copies to M&T of any further notices received from PNC in connection with such Event of Default within five (5) days after the receipt thereof.

3.01.2 2021 Note Purchase Obligations. An “event of default” shall occur under any of the 2021 Note Purchase Documents; provided, however, any event of default under this Agreement arising solely as a result of a cross-default to an event of default under the 2021 Note Purchase Documents shall be deemed cured and waived if and to the extent such corresponding event of default has been cured or waived under the 2021 Note Purchase Documents.

3.02 Amendments to PNC Credit Agreement. Within ten (10) days following the execution of any amendment or modification to the PNC Credit Agreement, GPM shall deliver a copy of such amendment or modification to M&T. M&T reserves the right to adjust or otherwise amend any of the covenants described herein based upon its review of any such amendment or modification to the PNC Credit Agreement to either (i) conform to the covenants in the PNC Credit Agreement, as thereby amended, or (ii) remain consistent with the covenants in place under the PNC Credit Agreement immediately prior to giving effect to such amendment or modification. In amplification of the foregoing, within fifteen (15) days following M&T’s request, GPM and M&T shall execute any documents or instruments as required by M&T in its sole but reasonable discretion in connection with any such amendment or modification to the PNC Credit Agreement, including, without limitation, amendments or modifications to this Agreement.

3.03 No Waiver. Waivers of any covenants, terms or conditions contained herein must be in writing and shall not be construed as a waiver of any subsequent breach of the same covenant, term or condition. The approval by M&T of any act by GPM shall not constitute a waiver of M&T’s right to approve any subsequent or similar act.

3.04 Notices. Any demand or notice hereunder or under any applicable law pertaining hereto shall be in writing and duly given if delivered to GPM (at its address below) or to M&T (at the address below and separately to the M&T officer responsible for GPM’s relationship with the M&T). Such notice or demand shall be deemed sufficiently given for all purposes when delivered (i) by personal delivery and shall be deemed effective when delivered, or (ii) by mail or courier and shall be deemed effective three (3) business days after deposit in an official depository maintained by the United States Post Office for the collection of mail or one (1) business day after delivery to a nationally recognized overnight courier service (e.g., FedEx). Notice by e-mail is not valid notice under this or any other agreement between GPM and M&T.

If to the GPM:

GPM Investments, LLC

Attn: CFO

8565 Magellan Parkway, Suite 400

Richmond, Virginia 23227

With a copy to:

Maury Bricks

General Counsel

GPM Investments, LLC

8565 Magellan Parkway, Suite 400

Richmond, Virginia 23227

If to M&T:

M&T Bank

One M&T Plaza

Buffalo, New York 14203

Attention: Office of the General Counsel

With a copy to:

Drake A. Staniar

M&T Bank

Greater Washington Commercial Banking

77 Upper Rock Circle, Suite 800

Rockville, Maryland 20850

And a copy to:

Jamie Watkins Bruno, Esq.

Williams Mullen PC

200 South 10th Street

Suite 1600

Richmond, Virginia 23219

3.05 Successors and Assigns. This Agreement shall be binding upon GPM and upon its heirs and legal representatives, its successors and assignees, and shall inure to the benefit of, and be enforceable by, M&T, its successors and assignees and each direct or indirect assignee or other transferee of any of the M&T Credit Facilities; provided, however, that this Agreement may not be assigned by GPM without the prior written consent of M&T.

3.06 Governing Law; Jurisdiction. This Agreement has been delivered to and accepted by M&T and will be deemed to be made in the Commonwealth of Virginia. Unless provided otherwise under federal law, this Agreement will be interpreted in accordance with laws of the Commonwealth of Virginia, excluding its conflict of laws rules. GPM HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN THE COMMONWEALTH OF VIRGINIA IN A COUNTY OR JUDICIAL DISTRICT WHERE M&T MAINTAINS A BRANCH, AND CONSENTS THAT M&T MAY EFFECT ANY SERVICE OF PROCESS IN THE MANNER AND AT GPM’S ADDRESS AS SET FORTH IN THE ABOVE SECTION ENTITLED “NOTICES”; PROVIDED THAT NOTHING CONTAINED IN THIS AGREEMENT WILL PREVENT M&T FROM BRINGING ANY ACTION, ENFORCING ANY AWARD OR JUDGMENT OR EXERCISING ANY RIGHTS AGAINST GPM INDIVIDUALLY, AGAINST ANY SECURITY OR AGAINST ANY PROPERTY OF GPM WITHIN ANY OTHER COUNTY, STATE OR OTHER FOREIGN OR DOMESTIC JURISDICTION. GPM acknowledges and agrees that the venue provided above is the most convenient form for both M&T and GPM, and GPM waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.

3.07 Savings Clause. Invalidation of any one or more of the provisions of this Agreement shall in no way affect any of the other provisions hereof, and such other provisions shall remain in full force and effect.

3.08 Captions. The captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement nor the intent of any provision hereof.

3.09 Counterparts. This Agreement may be executed in any number of counterparts and by different parties to this Agreement on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement.

3.10 Expenses. GPM shall within seven (7) business days of written notice, pay to M&T all reasonable costs and expenses (including all fees and disbursements of counsel retained for advice, suit, appeal or other proceedings or purpose and of any experts or agents it may retain), which M&T may incur in connection with (i) the administration of this Agreement; (ii) the exercise, performance, enforcement or protection of any of the rights of M&T hereunder; or (iii) the failure of GPM or any Subsidiary to perform or observe any provisions hereof. After such demand for payment of any cost, expense or fee under this Section or elsewhere under this Agreement, GPM shall pay interest at the highest default rate specified in any instrument evidencing any of the M&T Credit Facilities from the date payment is demanded by M&T to the date reimbursed by GPM. All such costs, expenses or fees under this Agreement shall be added to the M&T Credit Facilities.

3.11 Termination. This Agreement shall remain in full force and effect until all obligations outstanding, or contracted or committed for (whether or not outstanding) of GPM to M&T, shall be finally and irrevocably paid in full.

3.12 Amendment and Restatement. This Agreement amends and restates in its entirety and in all respects that certain Second Amended and Restated Master Covenant Agreement dated as of June 24, 2021, as modified by that certain Amendment to Second Amended and Restated Master Covenant Agreement dated as of October 14, 2021, as further modified by that certain Second Amendment to Second Amended and Restated Master Covenant Agreement dated as of October 5, 2022, as further modified by that certain Third Amendment to Second Amended and Restated Master Covenant Agreement dated as of April 5, 2023 (collectively, as further amended, modified, restated or supplemented from time to time, “Original Agreement”). No novation is intended hereby.

[SIGNATURE PAGES FOLLOW]

THIRD AMENDED AND RESTATED

MASTER COVENANT AGREEMENT

[SIGNATURE PAGE]

WITNESS the following signatures and seals as of the date first set forth above:

GPM:

GPM INVESTMENTS, LLC,

a Delaware limited liability company

By: /s/ Maury Bricks (SEAL)

Name: Maury Bricks

Title: General Counsel

M&T:

M&T BANK,

a New York banking corporation

By: /s/ Drake Staniar (SEAL)

Name: Drake A. Staniar

Title: Senior Vice President